Exhibit 4.1

FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the 4th day of January, 2006, by and between DATASTREAM SYSTEMS, INC., a Delaware corporation (the “Company”), and Wachovia Bank, N.A., as successor in interest to First Union National Bank, as Rights Agent (the “Rights Agent”), constitutes the First Amendment to the Stockholder Protection Rights Agreement dated December 10, 2001 by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company, Spartan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Magellan Holdings, Inc., a Georgia corporation (“Parent”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS, in connection with the execution of the Merger Agreement, Merger Sub and Parent have proposed to enter into voting agreements with certain stockholders of the Company (the “Voting Agreements”);

WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to (i) the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement and (ii) the entry into and actions contemplated by the Voting Agreements;

WHEREAS, the Company deems the amendment to the Rights Agreement contemplated by this Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Agreement;

WHEREAS, no Flip-In Date has occurred; and

WHEREAS, Section 5.4 of the Rights Agreement permits the Company at any time before the close of business on the Flip-In Date to amend the Rights Agreement in the manner provided herein without the approval of the holders of Rights.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Rights Agreement is hereby amended by:

(a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no Person shall become an “Acquiring Person” solely as the result of the execution and delivery of, or the consummation of any of the transactions (the “Transactions”) contemplated by, (i) the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 4, 2006, by and among the Company, Magellan Holdings, Inc., a Georgia corporation (“Parent”), and Spartan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) or

(ii) any agreements, documents or instruments executed or entered into in connection with the Merger Agreement, including without limitation the stockholder voting agreements being entered into in connection with the Merger Agreement as referenced in the “Recitals” section of the Merger Agreement (collectively with the Merger Agreement, the “Parent Transaction Documents”).

(b) Deleting the definition of “Expiration Time” in Section 1.1 of the Rights Agreement in its entirety, and inserting the following:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Termination Time, (iii) December 10, 2011, (iv) the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the merger between the Company and Merger Sub pursuant to the terms of the Parent Transaction Documents.

(c) Adding the following sentence at the end of the definition of “Separation Time” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Separation Time” will occur solely as the result of the execution and delivery of, or the consummation of any of the Transactions contemplated by, the Parent Transaction Documents.

(d) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur solely as the result of the execution and delivery of, or the consummation of any of the Transactions contemplated by, the Parent Transaction Documents, or any public announcement of any of the foregoing.

2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

5. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

6. This Agreement is not intended to be, nor shall it be construed to be, a novation.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DATASTREAM SYSTEMS, INC.

By:	/s/ Larry G. Blackwell
Name:	Larry G. Blackwell
Title:	Chief Executive Officer

WACHOVIA BANK, N.A.

By:	/s/ DeVonna Mosley
Name:	DeVonna Mosley
Title:	Assistant Vice President